China Fire & Security Group, Inc. Announces $2.9 Million Contract with Anshan Iron & Steel Group

BEIJING, October 25, 2007 -- China Fire & Security Group, Inc. (NASDAQ: CFSG) (“China Fire” or “the Company”), a leading industrial fire protection products and solutions provider in China, announced today that the Company has successfully secured a contract with Anshan Iron & Steel Group (“Anshan Steel”) valued at approximately $2.9 million.

Anshan Iron & Steel Group is the second largest iron and steel manufacturer in China with an annual product output of over 16 million tons. Following the $7.6 million contract signed in June of this year for the first phase of Anshan Steel’s expansion project, this $2.9 million contract is for the power supply system in the first phase of Anshan Steel’s expansion project. Under this new contract, China Fire will provide an automated fire protection system which includes the Company’s patented linear heat detectors, water mist fire extinguishing systems, and foam-based fire extinguishing systems to ensure the fire safety for Anshan Steel’s transformer station and power cable tunnels. China Fire expects to recognize this new contract as revenue over the next twelve months.

“With the adoption of the new fire codes for Iron and Steel industry in April, we are working very diligently with all the large steel companies on their expansion projects. China Fire has secured about $10.5 million in contracts with Anshan Steel for the first phase of Anshan Steel’s expansion project. We are well positioned to win more contracts when Anshan Steel starts the final phase of the expansion project in the next two years. China Fire has built strong reputation and name recognition in industrial fire protection market over the past decade through contract wins with top-tier industrial customers. This track record is one of the valuable assets for China Fire’s future growth,'' commented Mr. Brian Lin, CEO of China Fire.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq: CFSG - News), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including the detection, controller, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 43 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan
Investor Relations
Tel: +86-10-84417848
Email: ir@chinafiresecurity.com